Exhibit (j)
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees
Greenwich Street Series Fund:
We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Appreciation Portfolio, Capital and Income Portfolio, Diversified Strategic Income Portfolio, Equity Index Portfolio, Fundamental Value, Variable Aggressive Growth Fund, and Variable Growth and Income Fund (to be known as Legg Mason Partners Variable Appreciation Portfolio, Legg Mason Partners Variable Capital and Income Portfolio, Legg Mason Partners Variable Diversified Strategic Income Portfolio, Legg Mason Partners Variable Equity Index Portfolio, Legg Mason Partners Variable Fundamental Value Portfolio, Legg Mason Partners Variable Aggressive Growth Portfolio, and Legg Mason Partners Variable Growth & Income Portfolio, respectively on May 1, 2006), each a series of Greenwich Street Series Fund (to be known as Legg Mason Partners Variable Portfolios II on May 1, 2006), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
New York, New York
April 24, 2006